Exhibit 99.1

Shineco, Inc. to Cooperate with Heilongjiang Zhenye Agricultural Technology Development Co., Ltd. to Establish China's Largest Planting and Processing Base

 “New Hemp No.1” – The Seed of M11 Will Be Sown Soon

BEIJING, March 28, 2019 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a producer and distributorof Chinese herbal medicines, organic agricultural produce, specialized textiles, and other health and well-being focused plant-based products in China, announced today that the Company plans to cooperate with Heilongjiang Zhenye Agricultural Technology Development Co., Ltd. (“Zhenye Agriculture”) , a professional industrial hemp planting enterprise, to establish China’s largest planting and processing base for industrial hemp.

The Company, through its wholly owned subsidiary, Tenjove NewHemp Biotech Co., Ltd. ("TNB"), has entered into a strategic cooperation agreement (the “Agreement”) on March 22, 2019 and a letter of intent for a share purchase agreement (the “Letter”) on March 25, 2019 with Zhenye Agriculture.

Zhenye Agriculture, located in Heilongjiang Province, is a professional industrial hemp planting enterprise. Zhenye Agriculture holds an industrial hemp planting record license and has years of mechanized crop planting experience. Through this cooperation, with the advantages of hemp floral leaf processing and integrated CBD product development, the TNB will provide Zhenye Agriculture with quality strains for medicinal use jointly developed by the Chinese Academy of Agricultural Sciences and the guidance of advanced industrial hemp cultivation techniques. Zhenye Agriculture will become its professional production base.

The hemp, fully licensed and legally planted, has tetrahydrocannabinol (THC) content less than 0.3%. Such products are not used as a drug, but is mainly used in medicine, food, health products and other fields. One of its main ingredients is CBD, also known as cannabidiol, has been touted for its health benefits for treating spasms, anxiety, inflammations and so on. Developed countries in Europe and the United States already have brought related products on the market. According to the Data, medical grade CBD with 99.99% purity CBD sells for $100/g in the current international market, fetching a higher price than gold.

Pursuant to the Agreement, TNB is expected to provide Zhenye with planting techniques, training and guidence for industrial cannabis in designated area. Zhenye is expected to provide land, equipment, labor, fertilizer, herbicides, insecticides, daily management and all procedures before delivery including, but not limited to, soil replacement, planting, watering, pest control, weeding, branch reduction, fertilization, harvesting, drying, clearing and others. Pursuant to the terms of the Agreement, all the hemp products that Zhenye has planted belong to TNB, and Zhenye is expected to deliver the processed industrial cannabis leaves and other parts to the designated warehouse.

Pursuant to the Letter, TNB is expected to acquire 100% shareholder equity, all tangible assets, and relevant information in Zhenye Agriculture with a combination of shareholder equity and cash as consideration.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, commented, "New Hemp Biotechnology is based on serving local economic development, maintaining long-term and close cooperation with local governments and enterprises, devoting itself to optimizing agricultural structure, strengthening rural economic strength, improving residents' income level, and realizing the integration and growth of "tertiary industries". We believe that, with the expansion of industrial hemp planting area and the active engagement of both sides, the civil and medical value of industrial hemp will be better appreciated in the future. New hemp biotechnology will also improve the development opportunities of industrial hemp industry, actively integrate relevant resources, and accelerate the implementation of the project."

About Shineco, Inc.

Incorporated in Delaware in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a holding company, through its subsidiaries and variable interest entities, undertakes vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit www.tenetjove.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com